UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014

Industrial Property Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-184126	61-1577639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase and Sale Agreement for the O’Hare Distribution Center. On September 5, 2014, IPT O’Hare DC LLC, a wholly-owned subsidiary of Industrial Property Trust Inc. (the “Company”), entered into an Agreement of Sale (the “O’Hare DC Purchase Agreement”) with IAC 1000 County Line L.L.C. (the “O’Hare DC Seller”) to acquire a 100% fee interest in one industrial building located in the Chicago market totaling approximately 249,000 square feet on 23.8 acres (the “O’Hare Distribution Center”). The O’Hare DC Seller is not affiliated with the Company or its affiliates. The building is 100% leased to one customer with a remaining lease term of 4.3 years. Upon consummation of the acquisition, the lease agreement is expected to be assigned to and assumed by the Company, through its wholly-owned subsidiary. In general, the customer will be responsible for paying directly or reimbursing the landlord for the real estate taxes, insurance, and repair and maintenance costs of the property. The total purchase price is expected to be approximately $27.1 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. In connection with the execution of the O’Hare DC Purchase Agreement, the Company deposited $500,000 into an escrow account.

Purchase and Sale Agreement for the Corridor Industrial Center II. On September 5, 2014, IPT Acquisitions LLC, a wholly-owned subsidiary of the Company, entered into a Purchase and Sale Agreement (the “Corridor IC II Purchase Agreement”) with CRP-3 BWIC I, LLC and CRP-3 BWIC II, LLC (collectively, the “Corridor IC II Seller”) to acquire a 100% fee interest in three industrial buildings located in the Baltimore / D.C. market totaling approximately 429,000 square feet on 22.0 acres (the “Corridor Industrial Center II”). The Corridor IC II Seller is not affiliated with the Company or its affiliates. The buildings are 98% leased to 15 customers with a weighted-average remaining lease term (based on square feet) of 2.8 years. Upon consummation of the acquisition, the lease agreements are expected to be assigned to and assumed by the Company, through its wholly-owned subsidiaries. In general, the customers will be responsible for paying directly or reimbursing the landlord for the real estate taxes, insurance, and repair and maintenance costs of their respective properties. The total purchase price is expected to be approximately $27.0 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. In connection with the execution of the Corridor IC II Purchase Agreement, the Company deposited $500,000 into an escrow account.

Pursuant to the terms of the Amended and Restated Advisory Agreement, dated as of July 16, 2014, by and among the Company, Industrial Property Operating Partnership LP, and Industrial Property Advisors LLC (the “Advisor”), the Company expects to pay an acquisition fee to the Advisor equal to 2.0% of the purchase price of each of these transactions. The Company plans to fund these acquisitions using proceeds from the Company’s public offering and borrowings from the Company’s line of credit.

The acquisitions of the O’Hare Distribution Center and the Corridor Industrial Center II are expected to close during the third quarter of 2014. There is no assurance that the Company will be able to purchase the O’Hare Distribution Center or the Corridor Industrial Center II on the terms set forth herein. The consummation of these acquisitions is subject to the Company’s completion of due diligence and various closing conditions to be met by the parties. If the Company does not close on these acquisitions, there are circumstances under which it may forfeit the deposits it has funded.

Forward-Looking Statement

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the potential acquisitions of the O’Hare Distribution Center and the Corridor Industrial Center II) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, risks associated with the Company’s ability to complete acquisitions under contract, and those risks set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or the Company’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL PROPERTY TRUST INC.

September 11, 2014	By:	/s/ THOMAS G. MCGONAGLE
		Name:	Thomas G. McGonagle
		Title:	Chief Financial Officer